PRICING SUPPLEMENT NO. 96-17 Dated December 5, 1996      Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357




                          BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Merrill  Lynch  & Co., Merrill Lynch, Pierce, Fenner & Smith
Incorporated, purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on July 9, 1999, at a principal price of $50,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.


       Floating Rate Notes Due 9 Months or More from Date of Issue


Maturity Date:  July 9, 1999           Interest Payment Period:
                                         Quarterly, except that the
Interest Rate Basis:                     final Interest Payment Period
  LIBOR                                  shall be 1-month.

Specify Other Base Rate:  N/A          Interest Reset Period:
                                         Quarterly, except that the
Index Maturity:  3-month                 final Interest Reset Period
  Special Provisions)                    shall be 1-month.

Spread:  plus 0.05%                    Interest Reset Dates:
                                         Same as Interest Payment Dates
Spread Multiplier:  N/A
                                       Settlement Date (Issue Date):
Maximum Interest Rate:  N/A              December 10, 1996

Minimum Interest Rate:  N/A            Calculation Agent:
                                         The Chase Manhattan Bank
Interest Payment Dates:
  The 9th of each March, June          Optional Repayment Date(s):
  September and December, commencing     N/A
  on March 10, 1997, through and
  including the Maturity Date.         Additional Terms:
                                         For the purposes of the Notes
Initial Interest Rate:                   contemplated hereunder, interest
  Determined as if the Settlement        payments will include interest
  Date was an Interest Reset Date.       accrued to, but excluding the
                                         Interest Payment Date.

                                       Special Provisions:
                                         The Index Maturity to be used
                                         on the June 9, 1999 Reset Date
                                         shall be 1-month.